                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       HOME SECURITY INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                       HOME SECURITY INTERNATIONAL, INC.
                          Level 7, 77 Pacific Highway
                      North Sydney, New South Wales 2060
                                   Australia

                               ----------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 6, 1999

                               ----------------

  The Annual Meeting (the "Meeting") of Stockholders of Home Security International, Inc. (the "Company") will be held at 10:00 a.m., Monday, December 6, 1999, at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, for the following purposes:

  . To elect a Class II director to the Board of Directors for a term expiring at the annual meeting of stockholders to be held following June 30, 2002

  . To consider a proposal to ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending June 30, 2000

  . To transact any other business that may properly be brought before the Meeting or any adjournment or adjournments thereof

  The Board of Directors has fixed the close of business on October 11, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1999 has either been mailed to all stockholders or is being mailed concurrently with this proxy material.

  A cordial invitation is extended to you to attend the Meeting. Whether or not you expect to attend the Meeting, please mark, sign, date and return the enclosed proxy promptly in the enclosed envelope.

                                          [SIGNATURE]
                                          Arthur Don
                                          Secretary

Chicago, Illinois
October 27, 1999

                                PROXY STATEMENT

                       HOME SECURITY INTERNATIONAL, INC.
                          Level 7, 77 Pacific Highway
                      North Sydney, New South Wales 2060
                                   Australia

                               ----------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 6, 1999

                               ----------------

  This Proxy Statement and the accompanying proxy are furnished to stockholders of Home Security International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the American Stock Exchange located at 86 Trinity Place, New York, New York, at 10:00 a.m. local time, on Monday, December 6, 1999, for the purposes set forth in the accompanying Notice of Meeting. The Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1999 are being mailed to stockholders on or about November 4, 1999.

  Stockholders of record at the close of business on October 11, 1999 are entitled to notice of and to vote at the Meeting. On such date, 5,828,278 shares of common stock, par value $0.001 per share (the "Common Stock") were outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on October 11, 1999.

  Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as set forth therein as directors of the Company and FOR the ratification of the selection of Arthur Andersen LLP as the Company's Independent Auditors. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above address) or at the Meeting if the stockholder attends in person. A later dated proxy will revoke a prior dated proxy.

  As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to vote the shares represented by them in accordance with their best judgment.

  The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of October 11, 1999.

               VOTING OF SECURITIES AND STOCKHOLDER INFORMATION

  The following table sets forth, as of October 11, 1999, the beneficial ownership of equity securities of the Company of each of the directors and each of the executive officers of the Company listed in the Summary Compensation Table below, and of all directors and executive officers of the Company as a group.

                                                                Beneficial
                                                               Ownership(1)
                                                             -----------------
                                                             Number of
                                                              Shares   Percent
                                                             --------- -------
Executive Officers and Directors (2)
  Bradley D. Cooper (3).....................................   350,000   5.9%
  Robert D. Appleby (4).....................................    16,000     *
  Geoffrey D. Knowles (5)...................................     6,000     *
  Steven Rabinovici (6).....................................     7,500     *
  Paul Brown (7)............................................   962,500  15.1
  Harry Singer..............................................       --    --
  All executive officers and directors as a group (8
   persons) (8)............................................. 1,410,000  21.4

Five Percent Shareholders
  FAI Home Security Holdings Pty Ltd. (9)................... 2,150,000  36.9
   Level 7, 77 Pacific Highway
   North Sydney, NSW 2060 Australia
  RS Investment Management Co. LLC (10).....................   772,600  13.3
   388 Market Street, Suite 200
   San Francisco, CA 94111
  Heartland Advisors, Inc. (11)............................. 1,397,900  24.0
   790 North Milwaukee Street
   Milwaukee, WI 53202

--------
    *Less than one percent
 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting power and sole investment power with respect to all the shares reflected in this table.
 (2) The address for each of the executive officers and directors is c/o Home Security International, Inc.,
    Level 7, 77 Pacific Highway, North Sydney, NSW 2060, Australia.
 (3) Represents 250,000 shares owned by Mr. Cooper and 100,000 shares issuable upon the exercise of options which are deemed exercisable.
 (4) Represents 16,000 shares issuable upon the exercise of options which are currently exercisable.
 (5) Represents 6,000 shares issuable upon the exercise of options which are currently exercisable.
 (6) Represents 7,500 shares issuable upon the exercise of options which are currently exercisable. Does not include 10,000 shares held in a custodial account for Mr. Rabinovici's adult son, of which Mr. Rabinovici is the custodian.
 (7) Includes 400,000 shares issued to International Home Security Investments Limited pursuant to the Ness Transaction, as defined below, of which Paul Brown is the sole beneficial owner, and 360,000 shares issuable upon the exercise of the warrants issued to International Home Security Investments Limited pursuant to the Ness Transaction, 200,000 shares issuable upon exercise of additional warrants issued to International Home Security Investments Limited pursuant to the Ness Note and 2,500 shares issuable upon the exercise of options issued to Mr. Brown under the Company's 1997 Non-Employee Director Stock Option Plan, all of which are currently exercisable. (See "Certain Transactions--Transactions with Integrated Investments Limited and Paul Brown").
 (8) Includes 650,000 shares owned, 560,000 shares issuable upon the exercise of the warrants held by International Home Security Investments Limited and 200,000 shares issuable upon the exercise of options which are currently or deemed exercisable.

 (9) A wholly owned subsidiary of FAI Insurances Limited. Based on information reported on Amendment
    No. 1 to the Company's Registration Statement Form S-1, filed February 9, 1999, registering the resale of these securities by FAI Home Security Holdings Pty Ltd.
(10) Includes 625,100 shares held of record by The RS Orphan Fund, L.P. ("Orphan"), of which RS Value Group LLC. ("Value") is the General Partner. RS Investment Management, L.P. ("Investment") is the Manager of Value. RS Investment Management Co. LLC ("Management Co.") is the General Partner of Investment. Each of Management, Investment and Value share investment and voting power over the 772,600 shares. Based on information reported on
     Schedule 13G, Amendment No. 2, filed on July 23, 1999.
(11) Heartland Advisors, Inc. has sole voting power over 868,400, and sole investment power over all, of these shares. Based on information reported on Schedule 13G, Amendment No. 4, filed on January 26, 1999.

                             ELECTION OF DIRECTORS

                             ITEM (1) ON PROXY CARD

  The Board of Directors currently consists of four members divided into three classes with overlapping three-year terms. Steven A. Rothstein and Dennis J. Puleo each resigned from the Board of Directors, effective as of December 1998, and Timothy M. Mainprize resigned from the Board of Directors effective as of September 1999. Harry Singer has been elected by the Board of Directors as of October 1999 to fill the vacant Class II directorship.

  One individual has been nominated for election as a director at the Meeting to serve as a Class II director for a three-year term expiring at the annual meeting to be held following June 30, 2002, and until his successor is elected and has qualified. Such nominee is now serving as a director of the Company. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares represented by such proxy for the nominee for election as director.

  The affirmative vote of a plurality of the shares of the Company's Common Stock, present or represented by proxy and voted at the Meeting, is required for the election of the director.

                            NOMINEE FOR ELECTION AS
            CLASS II DIRECTOR WITH TERM EXPIRING AFTER JUNE 30, 2002

Name, Age and Period Served as        Business Experience During Past Five Years and Other
Director                                                  Affiliations
------------------------------     ---------------------------------------------------------
Harry Singer, Age 39               Mr. Singer owned and operated a highly successful direct
 Since October 1999                sales company within the water treatment industry from
 Class II Director                 1984 to 1992.
                                   Mr. Singer has been president of Ultra Soap
                                   International, Inc. since 1992. Ultra Soap is a
                                   manufacturer and distributor of incentive premium
                                   packages that are utilized extensively within the direct
                                   sales industry. In addition to his duties at Ultra Soap,
                                   Mr. Singer is a professional sales trainer and
                                   motivational speaker. He has addressed a wide variety of
                                   audiences all over the world. He is recognized as an
                                   expert in the direct sales industry.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR
                    OF THE ELECTION OF THE DIRECTOR NOMINEE.

  The Board of Directors knows of no reason why the foregoing nominee will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominee as the Board of Directors may recommend. The enclosed proxy cannot be voted for more than one person, as only one nominee is named in this proxy statement.

                               CURRENT DIRECTORS

Name, Age and Period Served as        Business Experience During Past Five Years and Other
Director                                                  Affiliations
------------------------------     ---------------------------------------------------------
Steven Rabinovici, Age 47          Mr. Rabinovici is currently the Chairman of the Board of
 Since April 1997                  Complete Management, Inc. ("CMI"), a position he has held
 Class I Director                  since December, 1995. CMI is a medical management
 Term Expiring after June 30,      services company. From December, 1992 through December
 2001                              1995 he also served as President, Chief Executive Officer
                                   and a director of CMI. From July 1990 through December,
                                   1992, consultant. Earlier in his career, Mr. Rabinovici
                                   had more than 10 years experience in hospital
                                   administration, including Brookdale Hospital Medical
                                   Center, a 1,000 bed teaching hospital, and two years as
                                   the administrator of the Division of Psychiatry, Cornell
                                   University New York Hospital. Mr. Rabinovici has a
                                   Bachelors degree from City University of New York,
                                   Brooklyn College, a Masters degree in Public Health from
                                   Columbia University School of Public Health and a Juris
                                   Doctorate degree from New York Law School.

Bradley D. Cooper, Age 40          Mr. Cooper is the founder of the predecessor of the
 Since 1988                        Company and has been the Company's and its predecessor's
 Class III Director                Chief Executive Officer since its inception in 1985. Mr.
 Term Expiring after June 30,      Cooper became Chairman of the Board of the Company on May
 2000                              1, 1997. Mr. Cooper is also Vice President of the
                                   Collingwood Football Club, Chairman of the Customer
                                   Service Institute of Australia, Director of the
                                   Elizabethan Theatre Trust, Chairman of Vision Publishing
                                   Pty Ltd, a business publishing and conference company,
                                   Chairman of Brad Cooper's Mentor Club, and Co-founder and
                                   Chairman of the Kindness Foundation, an organization
                                   which launched National Kindness Week in Australia during
                                   1999.

Paul Brown, Age 40                 Mr. Brown has been a private investor in different
 Since October 1998                entities including the sole beneficial owner of
 Class III Director                Integrated International Home Security Investments
 Term Expiring after June 30,      Limited ("IIHSL") and corporate consultant for the last
 2000                              five years. Integrated Investments Limited, the sole
                                   shareholder of IIHSL, and seller in the Ness Transaction
                                   has designated Mr. Brown as its director nominee pursuant
                                   to the rights granted to it in the Stock Purchase
                                   Agreement relating to the Ness Transaction.

                INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  Board of Directors. During fiscal 1999, there were four (4) meetings of the Board of Directors. Each director attended no less than 75% of the combined meetings of the Board of Directors and the Committees on which he served during the year.

  Audit Committee. The Audit Committee, consisting of Timothy Mainprize (resigned in September 1999), Paul Brown (joined in October 1998) and Steven Rabinovici, met one (1) time during fiscal 1999. Dennis Puleo also served on the Audit Committee until he resigned from the Board of Directors in December 1998. The Audit Committee is charged with recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.

  Compensation Committee. The Compensation Committee, consisting of Steven Rabinovici, met one (1) time during fiscal 1999. Mr. Puleo also served on the Compensation Committee until he resigned from the Board of

Directors in December 1998. Harry Singer joined the Compensation Committee on October 19, 1999. The Compensation Committee is charged with reviewing and approving all compensation arrangements for officers of the Company, and administering the 1997 Employee Stock Option Plan.

  Other Committees. The Company does not have a Nominating Committee or Executive Committee.

                           REMUNERATION OF DIRECTORS

  Non-employee directors receive annual compensation of $10,000 and are reimbursed for out-of-pocket expenses incurred in attending each committee or board meeting. Pursuant to the 1997 Non-Employee Director Stock Option Plan, options to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $10.00 per share and options to purchase an aggregate of 7,500 shares of Common Stock of an exercise price of $10.6875 per share have been granted to date to the Company's non-employee directors. On the day after each Annual Meeting of Stockholders each non-employee director will be granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the closing market price on the date of such grant. All such options become exercisable six months after the effective date of grant of said options and expire on the tenth anniversary of such date. The shares underlying the 1997 Non-Employee Director Stock Option Plan have been registered on Form S-8.

                            APPOINTMENT OF AUDITORS

                            ITEM (2) ON PROXY CARD

  The firm of Arthur Andersen LLP has audited the books and records of the Company and the Board desires to continue the services of this firm for the current fiscal year ending June 30, 2000. Accordingly, the Board will recommend at the Meeting that the stockholders ratify the appointment of the firm of Arthur Andersen LLP to audit the accounts of the Company for the current fiscal year.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF RATIFICATION OF
                     THE SELECTION OF ARTHUR ANDERSEN LLP.

                              EXECUTIVE OFFICERS

  The executive officers of the Company and their ages as of October 11, 1999 are as follows:

Name                      Age                      Position
----                      ---                      --------
Bradley D. Cooper........ 40  Chairman of the Board of Directors and
                               Chief Executive Officer

Terrence J. Youngman..... 45  President

Robert D. Appleby........ 48  Executive Vice President of International Business
                               Development

Mark Whitaker............ 33  Chief Financial Officer, Treasurer, Executive Vice
                               President of Finance

Geoffrey D. Knowles...... 34  Executive Vice President of Marketing

  Mr. Bradley D. Cooper is the founder of the predecessor of the Company and has been the Company's and its predecessor's Chief Executive Officer since its inception in 1985. Mr. Cooper became Chairman of the Board of the Company on May 1, 1997. Mr. Cooper is also Vice President of the Collingwood Football Club, Chairman of the Customer Service Institute of Australia, Director of the Elizabethan Theatre Trust, Chairman of Vision

Publishing Pty Ltd, a business publishing and conference company, Chairman of Brad Cooper's Mentor Club, and Co-founder and Chairman of the Kindness Foundation, an organization which launched National Kindness Week in Australia during 1999.

  Mr. Terrence J. Youngman is the President of the Company and is responsible for management of all senior departmental managers and overall Company operations, a position he has held since 1996. Mr. Youngman has been employed by the Company since 1992, serving as General Manager from 1995 to 1996 and Finance Administration Manager from 1992 to 1995. In 1991 and 1992, Mr. Youngman served as a Finance Accountant for Furniture Australia (BTS Subsidiaries).

  Mr. Robert D. Appleby is the Executive Vice President of International Business Development for the Company and has served in this position since 1993. His responsibilities include the recruitment, training, development and motivation of the Company's distributors in Australia and overseas. Prior to his present position, Mr. Appleby served as the Company's International Sales Director.

  Mr. Mark Whitaker is the Company's Chief Financial Officer, Treasurer and Executive Vice President of Finance and has served in this capacity since December 1996. Mr. Whitaker has been employed by the Company since 1992, serving as Assistant General Manager in 1995 and 1996, as Group Accountant from 1993 to 1995 and as a Financial Accountant from 1992 to 1993. Prior to his employment with the Company, Mr. Whitaker was employed by Hewlett Packard (in England) as a financial accountant from 1991 to 1992.

  Mr. Geoffrey D. Knowles has served as Executive Vice President of Marketing for the Company since 1994. Mr. Knowles is responsible for the development and implementation of all sales and marketing material, training programs and internal competitions for all sales personnel. Mr. Knowles has been employed by the Company since 1993, serving as Assistant General Manager of the Company from 1993 to 1994 and National Sales Manager during 1993. From 1986 to 1992, Mr. Knowles was the Managing Director of Knowles Enterprises Pty Ltd., a company which sold electrical appliances.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information with respect to the compensation paid to the Company's Chief Executive Officer and to each of the Company's other two executive officers who received at least $100,000 in salary and bonus during the last fiscal year (collectively, the "Named Executive Officers").

                                                       Long Term
                                                      Compensation
                                Annual Compensation      Awards
                               ---------------------- ------------
                                                       Securities
                                                       Underlying
                                                         Stock      All Other
 Name and Principal Position   Year  Salary   Bonus   Options (#)  Compensation
 ---------------------------   ---- -------- -------- ------------ ------------
Bradley D. Cooper (1)......... 1999 $700,000 $478,521       --          --
 Chairman of the Board and
 Chief Executive Officer
                               1998 $700,000 $575,458   250,000         --
                               1997 $692,192      --        --          --
Robert D. Appleby............. 1999 $536,746      --        --          --
 Executive Vice President of
 International Business
 Development
                               1998 $652,586 $341,052   165,000         --
                               1997 $476,468 $146,270       --          --
Geoffrey D. Knowles........... 1999 $326,471      --        --          --
 Vice President of Marketing
                               1998 $339,043 $136,421    85,000         --
                               1997 $312,400      --        --          --

--------
(1) The salary paid to Mr. Cooper in fiscal year 1997 consisted solely of commissions for each SecurityGuard System sold by the Company. Mr. Cooper's employment agreement became effective with the Company's initial public offering, and the consulting agreement with Speakeasy Pty Ltd which has replaced the employment agreement, eliminated this commission arrangement.

                       OPTION GRANTS IN LAST FISCAL YEAR

  No options were granted to the Named Executive Officers in fiscal year 1999.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                              Number of
                                                        Securities Underlying       Value of Unexercised
                                                         Unexercised Options        In-the-Money Options
                         Shares Acquired    Value      at Fiscal Year End (#)        at Fiscal Year End
      Name               on Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable (1)
      ----               --------------- ------------ ------------------------- -----------------------------
Bradley D. Cooper.......        --            --         100,000/150,000(2)                 --/--
Robert D. Appleby.......        --            --          16,000/149,000(3)                 --/--
Geoffrey D. Knowles.....        --            --           6,000/79,000(3)                  --/--

--------
(1) Based on the difference between the stock price at June 30, 1999, $5.625, and the exercise price of the options, $10.00, multiplied by the number of exercisable and unexercisable in-the-money options, respectively.
(2) These options become exercisable in annual 20% increments over a five year period from the date of grant.
(3) Of the options granted to Messrs. Appleby and Knowles, options to purchase 80,000 and 30,000 shares, respectively, become exercisable in annual 20% increments over a five year period from the date of grant. The remaining options to purchase 85,000 and 55,000 shares, granted to Messrs. Appleby and Knowles, respectively, become exercisable on October 31, 2003, or earlier in increments upon the Company achieving certain sales numbers outside Australia and New Zealand prior to October 31, 2003.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors is responsible for determining the compensation arrangements for the senior executive officers of the Company, which in fiscal year 1999 were Messrs. Cooper, Appleby, Knowles, Youngman and Whitaker. For the entire fiscal year, the Compensation Committee consisted of Steven Rabinovici. Dennis Puleo also served on the Compensation Committee until he resigned in December 1998. Harry Singer joined the Compensation Committee on October 19, 1999.

Compensation Philosophy

  The Company does business in a direct selling environment whereby sales executives are traditionally compensated on a commission only basis and operational executives are compensated at a competitive level of compensation to attract and retain talented management. The Company's success in such an environment depends, in a large part, on its ability to retain its key sales and marketing executives. The Company must provide sales executives with long and short-term incentives to maximize the unit sales growth of the Company, which ultimately maximizes corporate performance. The rewards to key sales executives must be appropriate within the Company's hierarchical sales distribution network structure to retain such key executives.

  Therefore, compensation paid to key sales executives must be of a level to ensure that it exceeds the performance based commission structures paid to independent distributors in the field. By achieving this objective the Company retains key sales executives of the highest quality, maximizing shareholder value.

  As a result, the Committee's compensation policies are designed to:

  . Reward senior executives for corporate performance by linking a substantial portion of total compensation to the achievement of measurable performance objectives

  . Align the interests of senior executives with the stockholders in order to maximize stockholder value

  . Utilize short and long term compensation, as it is critical in attracting and retaining executives

  Based upon the philosophy indicated above the four primary components of executive compensation are base salary, commissions, bonuses and stock options. To achieve these objectives, the Committee has developed compensation packages for senior executives utilizing all four components of executive compensation.

  Base Salary. Mr. Cooper, through a consultancy agreement with a company beneficially owned by Mr. Cooper, receives a base salary of $700,000 per year. Mr. Cooper bears all expenses associated with his employment including rent, administrative support and travel costs, except for reasonable international travel expenses which are reimbursed by the Company. The above arrangement replaced the commission of approximately $19.25 paid per sale of "SecurityGuard" product within Australia and New Zealand for fiscal year 1997. No base salaries are paid to sales executives Mssrs. Appleby and Knowles who receive renumeration on a commission only basis.

  Commissions. The Committee sets commissions for sales executives with incentives to maximize the unit sales growth of the Company, which ultimately maximizes corporate performance. Mr. Appleby is paid a commission, in Australian dollars, of $16 per sale of "SecurityGuard" product in Australia and New Zealand (provided the product has not been returned, and no refund of the purchase price has been made). In fiscal year ended June 30, 1999, Mr. Appleby received remuneration based upon units sold of $536,746, a decrease of 18% from the fiscal year ended June 30, 1998. The decrease in the total dollar amount of units sold reflects both the decrease in unit sales growth of 6% from fiscal 1998 to fiscal 1999 in the Australia and New Zealand market, from 50,081 units to 47,174 units and the decline in the conversion rate of the Australian dollar compared to the United States dollar from 0.6810 at June 30, 1998 to 0.62711 at June 30, 1999. Mr. Knowles is paid a commission, in Australian dollars, of $10 per sale of "SecurityGuard" product in Australia and New Zealand (provided the product has not been returned, and no refund of the purchase price has been made). In fiscal year ended June 30, 1999, Mr. Knowles received remuneration based upon units sold of $326,471, a decrease of 4% from the fiscal year ended June 30, 1998. In fiscal year 1997, Mr. Knowles was paid a base salary of approximately $98,000. In July 1997, his base salary was terminated and Mr. Knowles was compensated based solely on the above described commission.

  Bonuses. The Committee believes that a significant portion of Mr. Cooper's bonus, as Chief Executive Officer should be tied to the Company's after tax earnings. Mr. Cooper is entitled to a bonus equivalent to 10% of the Company's Net Profit After Tax ("NPAT"). For fiscal year ended June 30, 1999, Mr. Cooper received a bonus of $478,521 in accordance with the bonus based upon NPAT.

  The Committee believes that the compensation paid to Mr. Cooper should exceed the performance based commission structures paid to independent distributors in the field. By achieving this objective, the Company ensures that it retains key sales executives of the highest quality, maximizing shareholder value.

  For fiscal year ended June 30, 1999, Messrs. Appleby and Knowles were not eligible for and did not receive bonuses.

  Stock Options. The Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management's attention on the long-term growth of the Company.

  There are 1,150,000 shares of common stock of the Company reserved for issuance under the 1997 Stock Option Plan of such shares, 710,000 shares are currently subject to issued and outstanding options granted by the Committee at an exercise price of $10.00, including 250,000 shares subject to options granted to Mr. Cooper, 165,000 shares subject to options granted to Mr. Appleby, and 85,000 shares subject to options granted to Mr. Knowles. These options vest in annual 20% increments over a five year period from the grant date, except options to purchase 85,000 shares granted to Mr. Appleby and options to purchase 55,000 shares granted to Mr. Knowles which will vest on October 31, 2003, or earlier in increments upon the Company achieving certain sales numbers outside Australia and New Zealand prior to October 31, 2003.

Policy on Deductibility of Compensation

  The Internal Revenue Code provides $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations. An exception to the limit applies to certain types of performance based awards which may include stock options. The Committee's policy is to qualify bonus and option grants for the performance based compensation exception to the $1,000,000 deduction limitation whenever possible.

Conclusion

  The Committee will continue to establish compensation consistent with the stated Company philosophy linked to the achievement of the Company's long and short-term goals as established by the Company. Based on the direct selling environment in which the Company operates, the Committee believes that the compensation paid to key sales executives should exceed the performance based commission structures paid to independent distributors in the field. By achieving this objective, the Company will retain key sales executives of the highest quality, thereby maximizing shareholder value.

  This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended ("Securities Act") or under the Securities Exchange Act of 1934 ("Exchange Act"), except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                                          COMPENSATION COMMITTEE

Dated: October 11, 1999 STEVE RABINOVICI

Compensation Committee Interlocks and Insider Participation

  All members of the Board of Directors participated in its deliberations concerning executive officers' compensation, except that Bradley D. Cooper did not participate in votes or deliberations concerning his compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such reports furnished to the Company and written representations from the executive officers and Directors of the Company, the Company believes the following persons were delinquent in their Section 16(a) filing requirements during fiscal 1999: Messrs. Brown, Mainprize and Rabinovici were each inadvertently late in filing a Form 5 to report the options granted to them under the Company's 1997 Non-Employee Director Stock Option Plan during fiscal year 1999.

                               PERFORMANCE GRAPH

  The performance graph below shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Act.

  The following graph compares the percentage change in cumulative total stockholders return on the Company's Common Stock during the period from the Company's initial public offering on July 15, 1997 through June 30, 1999, compared with the American Stock Exchange Index and the Russell 2000 Market Index, assuming $100 invested on July 15, 1997 in the Company's Common Stock and in each index.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG HOME SECURITY INTERNATIONAL, INC.,
                    AMEX MARKET INDEX AND RUSSELL 2000 INDEX

                           [GRAPH FOR HOME SECURITY]
                     ASSUMES $100 INVESTED ON JULY 15, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 1999


                           July 15, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30,
                             1997     1997      1997     1998     1998     1998      1998     1999     1999
                           -------- --------- -------- -------- -------- --------- -------- -------- --------
  Home Security
   International, Inc.....  100.0    128.57    107.14   100.00   132.14    96.43    107.14    86.90    53.57
  AMEX Market Index.......  100.0    107.95    106.08   114.42   111.76    94.93    105.59   108.51   121.35
  Russell 2000 Index......  100.0    109.77    106.10   116.77  111.328    88.90    103.12    97.19   111.93

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Bradley D. Cooper

  In 1990, FAI Insurances Limited and certain of its subsidiaries ("FAI Insurances") acquired 50% of the stock of the Company from Bradley D. Cooper. On September 5, 1994 and June 1, 1995 FAI Insurances acquired from Mr. Cooper an additional 4.18% and 5.98% of the Company, respectively, for approximately $2,552,000. On June 1, 1995, FAI Insurances acquired from Mr. Cooper the remaining 39.84% of the Company which it did not already own for a purchase price of approximately $6,280,800 payable over 49 months (subject to downward adjustment in the event certain Earnings Before Interest and Taxes ("EBIT") targets were not achieved). By May 1997, the purchase price was paid in full by FAI Insurances. As a result of these transactions, the Company became a wholly owned subsidiary of FAI Insurances.

  On November 11, 1995, Mr. Cooper acquired from FAI Insurances the International Assets for $220 and assumed approximately $2.0 million of intercompany debt associated with the International Assets owed to FAI Insurances. This intercompany debt was subsequently converted to a fixed term loan bearing interest at 10% per annum. On March 31, 1997, FAI Insurances reacquired the International Assets from Mr. Cooper for the purchase price of approximately $2.8 million. The International Assets included a license from FAI Insurances to distribute the SecurityGuard alarm system in all countries outside Australia and New Zealand. FAI Insurances' purchase of the International Assets did not include the amount due under the fixed term loan and the right to repayment was not transferred by FAI Insurances to the Company in connection with the Reorganization or otherwise. As of June 30, 1999, Mr. Cooper was obligated to FAI Insurances under the term loan in an aggregate amount of $2,434,329.

  On July 1, 1996, the Company entered into a management agreement with Speakeasy Pty Ltd (as the trustee for the Speakeasy Investment Trust, of which Bradley D. Cooper is the primary beneficiary), whereby the services of Mr. Cooper were made available to the Company. In exchange for services provided, Speakeasy Pty Ltd was paid a commission of approximately $19.25 on each alarm unit sold by the Company. For the fiscal year ended June 30, 1997, the Company paid to Speakeasy Pty Ltd approximately $692,192. This management agreement terminated on the closing of the Company's initial public offering and was replaced by an employment agreement between the Company and Mr. Cooper, which was subsequently replaced on October 1, 1997 by a consulting agreement with Speakeasy Pty Ltd, which provides Mr. Cooper's services to the Company on substantially the same terms as the employment agreement which became effective upon the Company's initial public offering. Under this agreement, in fiscal year 1999, the Company paid Mr. Cooper $1,178,521.

  On May 16, 1997 Vision Publishing Pty Limited ("Vision"), an entity owned by Bradley D. Cooper, entered into a loan arrangement with FAI Finance Corporation Pty Limited ("FFC"), then a wholly owned subsidiary of FAI Insurances, through which Mr. Cooper borrowed an amount of $468,602 at a 14% interest rate. The loan arrangement called for periodic payments of principal and interest. As of June 30, 1999, this loan had been fully repaid.

  On July 15, 1997 Mr. Cooper purchased 250,000 shares of the Company's Common Stock at $10.00 per share. Five percent (5%) of the purchase price for the shares was paid by Mr. Cooper in cash and the remainder was paid through a five-year note to the Company bearing interest at 7.0% per annum, payable semi-annually, and secured by the shares purchased. The note is repayable on the fifth anniversary of its issuance. The interest payable on the note is due on a full recourse basis. During the fiscal year ended June 30, 1999, Mr. Cooper made interest payments totaling $166,250 under this loan.

  In December 1998, the FAI Home Security Distributors Association, an association formed by the Company's distributors in Australia, reorganized into FAI Home Distributors Pty Ltd. (collectively, the "Association"). The purpose of the Association is to collect and utilize funds received from the Company's Distributors to develop the business of the Company in Australia and New Zealand, i.e. to identify target sales areas, train the sales force, organize conventions of distributors and the sales force, etc. Although the

Association's prime source of funds is from the distributors, the Company, through its Australian subsidiary, also advances funds to the Association to pay for certain promotional activities which funds are then repaid to the Company over time. At June 30, 1999, the Association owed the Company $217,516 as a result of such advances. As of June 23, 1999, Mark Whitaker, the Company's Chief Financial Officer was appointed as the Association's sole director and shareholder due to the Association's continued working capital deficit. Mr. Whitaker receives no compensation for his services as a director and has waived his rights to receive any distributions as a shareholder from the Association.

  In December 1998, prior to the appointment of Mr. Whitaker as sole director and shareholder of the Association, the Association, with the unanimous consent of the Company's distributors in Australia, agreed to pay the Company for the distributors' bad debts accumulated by the Company for inventory advances made to individual distributors from time to time (the "Company Receivable"). At the same time, in consideration for Mr. Cooper guaranteeing the repayment of the Company Receivable and any future bad debts, the Association, with the unanimous consent of the Company's distributors in Australia, agreed to pay Mr. Cooper either $23,395 per month or $45.60 per unit sold per month towards repayment of $1,635,870 in debt accumulated by Mr. Cooper in developing the business prior to the Company's initial public offering (the "Cooper Receivable"), which debt was not acquired by FAI Insurances with the International Assets in 1997.

  The Company Receivable is repayable by the Association in equal monthly payments of $5,336 until paid in full. The Association has also agreed to repay the Company for any future bad debts of the distributors within one year of demand by the Company. In addition, Mr. Cooper has agreed to guarantee all payments by the Association to the Company.

  In February 1999, Mr. Cooper and FAI Finance Corporation Pty Limited ("FFC"), the Company's 50%-owned subsidiary, entered into a transaction whereby FFC purchased $561,479 of the Cooper Receivable (the "Factoring Transaction") from Mr. Cooper for $364,563. As part of the Factoring Transaction, the Association entered into an agreement to pay FFC $561,479, bearing interest at a rate of 14.5% per annum, in twenty-four monthly installments of $23,395. The balance remaining due to FFC from the Association June 30, 1999 was $514,278. In addition, as part of the Factoring Transaction, (i) the Association gave FFC the right to first priority on all contributions and payments received by the Association, including moneys advanced from the Company for promotional activities to the Association, (ii) Mr. Cooper secured the Association's payments to FCC with personal assets, and (iii) Mr. Cooper agreed to indemnify FFC for any losses which might arise as a result of any non-payment or insolvency of Home Distributors or any dispute between the parties.

  During the years ended June 30, 1997 and 1998, the Company made certain personal loan advances to Mr. Cooper. These loan advances were on a non-interest bearing basis and repayable on demand. The balance of these loans on June 30, 1997 and June 30, 1998 were $14,076 and $131,376, respectively. These personal loan balances were paid in full as of August 31, 1998.

Transactions with FAI Insurances

  The Company leases from FAI General Insurances Limited, a subsidiary of FAI Insurances, a stockholder of the Company, approximately 824 square meters of office space for its principal executive and operational offices located at Levels Ground, 3, 7 and 8, 77 Pacific Highway, North Sydney NSW 2060. Under the terms of the agreement, the Company pays an annual rent of AUD $380 per square meter per annum. In fiscal year 1999, the Company paid FAI General Insurances Limited $204,110 under this lease.

  The Company acquired 50% of the outstanding securities (the "FFC Shares") of FFC on December 31, 1997 from FAI Insurances (the "FFC Transaction") for a note in the amount of AUD $10,750,000 ($7,059,525) (the "FFC Note") and acquired an option (the "FFC Option"), at no cost, to acquire the remaining 50% equity interest of FFC for the same consideration as was paid for the FFC Shares plus 50% of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised. The Company delivered the FFC Note in payment of the purchase price. The payment of the principal balance of this note is secured by the FFC Shares purchased by the Company in the FFC Transaction. As of June 30, 1999 the aggregate principal amount of the FFC Note, plus accrued interest, totaled approximately AUD$7,250,000 ($4,761,075).

Transactions with Integral Investments Limited and Paul Brown

  On July 17, 1998, the Company entered into a stock purchase agreement with Integral Investments Limited ("Integral"), amended as of October 1, 1998 (the "Ness Agreement"), whereby it has agreed to purchase all of the issued and outstanding common stock of Integrated International Home Security Limited ("IIHSL"), a British Virgin Islands company that owns 75.04% of the issued and outstanding common stock of Ness Security Products Pty Ltd., and Australian company, a leading designer and manufacturer of security alarm products in Australia and the Company's sole supplier of its SecurityGuard alarm (the "Ness Transaction"). As a result of the Ness Transaction, Integral obtained the right to designate one nominee for election to the board of directors of the Company. Paul Brown, the sole shareholder of Integral was designated the nominee of Integral.

  Pursuant to the Ness Agreement, the Company agreed to pay aggregate consideration consisting of: (i) 400,000 shares of Common Stock; (ii) a five year convertible warrant to purchase 360,000 shares of Common Stock at an exercise price of $13.00; (iii) cash in the amount of $2,426,000 ($126,000 paid concurrent with the execution of the Purchase Agreement and $2,300,000 to be paid upon closing of the Transaction); and, (iv) a promissory note, secured by the IIHSL Shares, in the amount of $9,098,000, payable in installments of $400,000 on each of June 30, 1999 and December 31, 1999, respectively, with the balance of the note due on June 30, 2000 ("Ness Note"). Pursuant to the Ness Note, because a portion of the principal amount of the Ness Note was outstanding on October 1, 1999, the Company issued an additional five year warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share. Additionally, if any portion of the principal amount of the Ness Note is still outstanding on January 1, 2000, the Company shall issue an additional five year warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share. Integral designated International Home Security International Limited to receive all securities issued pursuant to the Ness Transaction and the Ness Note. As of June 30, 1999, the aggregate principal amount, plus accrued interest thereon, outstanding under the Ness Note totaled approximately $9,098,000.

  Pursuant to a consulting arrangement, the Company paid Arlington Management Ltd., a company wholly-owned by Paul Brown, $65,000 for management services rendered during fiscal year ended June 30, 1999. Under this consulting arrangement, Arlington Management Ltd. receives monthly payments for management services provided by Paul Brown to the Company. This arrangement is cancelable at any time by either party and is renewable annually.

Transaction Policy

  All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                           EXPENSES OF SOLICITATION

  All expenses of soliciting proxies, including clerical work, printing, and postage will be paid by the Company. Proxies may be solicited personally, or by mail, telephone, facsimile, or telegraph, by officers and other regular employees of the Company, but the Company will not pay any compensation for such solicitations. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to beneficial owners and obtaining their proxies.

    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING TO BE HELD AFTER JUNE 30, 2000

  Proposals of stockholders intended to be presented at the next annual meeting (expected to be held in December, 2000) under SEC Rule 14a-8 must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting (expected to be mailed in October 2000) not later than June 29, 2000. Stockholders submitting such proposals are required to be the beneficial owners of shares of the Company's Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission. Notice of stockholder matters intended to be submitted at the next annual meeting outside the processes of Rule 14a-8 will be considered untimely if not received by the Company a reasonable time before the Company mails its proxy materials for its next annual meeting. Since the Company expects to mail its proxy materials in October 2000, the Company intends to take the position that notice of such matters is untimely if not received by September 1, 2000. The discretionary authority described in the last sentence of this proxy statement will be conferred with respect to any such untimely matters.

                                OTHER BUSINESS

  The Board does not know of any other business which may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares represented by them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Arthur Don
                                          Secretary

Dated: October 27, 1999

-------------------------------------------------------------------------------

                                     PROXY

                       HOME SECURITY INTERNATIONAL, INC.
           Level 7, 77 Pacific Highway, Sydney, New South Wales 2060
                                   Australia

                 Solicited on behalf of the BOARD OF DIRECTORS
                    for the Annual Meeting of Stockholders

     The undersigned hereby appoints Mark Whitaker, Bradley D. Cooper, and each of them, with full power of substitution, proxy to represent the undersigned at the Annual Meeting of Stockholders of Home Security International, Inc. to be held at 10:00 a.m., local time, on Monday, December 6, 1999 at the American Stock Exchange, located at 66 Trinity Place, New York, New York 10006, and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on the reverse side of this card to vote the shares of stock allocated to the account of the undersigned.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         [     ]

1. Election of Director     FOR NOMINEE         WITHHELD FROM NOMINEE
   Nominee: Harry Singer                [_]                           [_]

2. To ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending June 30, 2000.

   FOR [_]    AGAINST [_]    ABSTAIN [_]

3. To transact any other business that may properly be brought before the meeting or any adjournment or adjournments thereof.

Unless otherwise indicated, this proxy will be voted "FOR" the nominee for election and "FOR" the proposals referred to herein.

Mark here if you plan to attend the meeting. [_]

Change of Address and or Comments Mark Here  [_]

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature:___________________

Date:________________________

Signature:___________________

Date:________________________
Votes must be indicated (X) in Black or Blue Ink. [_]
--------------------------------------------------------------------------------